Exhibit 99.1

Foundation Medicine and Natera Partner to Advance Personalized Cancer Monitoring

CAMBRIDGE, Mass. and SAN CARLOS, Calif., September 24, 2019 — Foundation Medicine, Inc. and Natera, Inc. (NASDAQ: NTRA) today announced a partnership to develop and commercialize personalized circulating tumor DNA (ctDNA) monitoring assays, for use by biopharmaceutical and clinical customers who order FoundationOne® CDx. The initial focus of the partnership will be to enable ctDNA monitoring in biopharmaceutical trials in 2020 to establish the clinical utility for these novel assays. Following these studies, a monitoring product will be made available to clinical customers.

“We are excited to develop monitoring products based on Foundation Medicine’s genomic insights, and we believe that partnering with Natera, a leader in personalized ctDNA monitoring, offers the potential to significantly advance personalized medicine,” said Cindy Perettie, Chief Executive Officer of Foundation Medicine. “Cancer monitoring is an important part of patient care and developing innovative and more efficient diagnostics for physicians to identify disease progression and therapy resistance earlier is critical.”

The companies will leverage Foundation Medicine’s FoundationOne® CDx as the baseline test to define a set of unique variants that will subsequently be monitored utilizing a co-developed assay that includes components of Natera’s Signatera™ platform. While the initial focus is to develop a personalized cancer therapy monitoring assay that is compatible with FoundationOne® CDx as the baseline test, Foundation Medicine may also elect to expand the scope of the partnership to develop monitoring assays that utilize genomic data generated from Foundation Medicine’s FoundationOne Liquid test for solid tumors utilizing ctDNA and/or FoundationOne Heme test for hematologic malignancies and sarcomas.

Foundation Medicine has the exclusive right to commercialize the co-developed monitoring assays. Natera will continue to exclusively offer Signatera testing based on whole exome sequencing of tumor and matched normal DNA.

“We are thrilled to partner with Foundation Medicine on this landmark opportunity,” said Steve Chapman, Natera’s Chief Executive Officer. “This partnership accelerates Natera’s progress towards making personalized ctDNA monitoring the global standard of care for evaluating patient response to cancer therapy.”

Foundation Medicine’s tests are ordered by physicians for more than 100,000 patients per year, and the company has more than 50 active biopharma partnerships.

About Natera
Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on reproductive health, oncology, and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers proprietary genetic testing services to obstetricians, oncologists, transplant nephrologists, academic researchers, drug developers, and genetic laboratories through its cloud-based software platform. Natera’s flagship cancer assay, Signatera™, was designated by the FDA as a Breakthrough Device in 2019. For more information, visit www.natera.com, or follow Natera on LinkedIn.

Contact Natera:
Investor Relations: Mike Brophy, CFO, Natera, Inc., 650-249-9090
Media: Kevin Knight, 206-451-4823, pr@natera.com

About Foundation Medicine
Foundation Medicine is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company offers a full suite of comprehensive genomic profiling assays to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies, immunotherapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks of Foundation Medicine, Inc.

Contact Foundation Medicine:

Lee-Ann Murphy, +1 617-245-3077

Email: pr@foundationmedicine.com

Forward-Looking Statements
All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, among others, benefits achieved from the partnership between Natera and Foundation Medicine, the successful development and commercialization of cancer therapy monitoring assays and the timing of such development and commercialization, acceleration of market acceptance for personalized ctDNA monitoring and the potential scope of the partnership and represent Natera’s expectations as of the date of this press release, and Natera disclaims any obligation to update the forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including, without limitation, the ability of the parties to complete a plan of development, our ability to successfully execute the partnership and co-develop assays, the reliability, accuracy and performance of co-developed assays, the benefits of the co-developed assays to patients, providers and payers, market acceptance of the co-developed assays and necessary regulatory approvals. Additional risks and uncertainties are discussed in greater detail in “Risk Factors” in Natera’s recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available at www.natera.com/investors and www.sec.gov.